Exhibit 10.5

CHANGE IN CONTROL AGREEMENT

FOR SENIOR EXECUTIVES (Chief Financial Officer and General Counsel)

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into effective as of                     , by and between VARIAN MEDICAL SYSTEMS, INC., a Delaware corporation (the “Company”)1, and                     , an employee of the Company (“Employee”).

The Company’s Board of Directors (the “Board”) has determined that it is in the best interest of the Company and its stockholders for the Company to agree to pay Employee termination compensation in the event Employee should leave the employ of the Company under the circumstances described below. The Board recognizes that the possibility of a proposal from a third person, whether or not solicited by the Company, concerning a possible “Change in Control” of the Company (as such language is defined in Section 3(d)) will be unsettling to Employee. Therefore, the arrangements set forth in this Agreement are being made to help assure a continuing dedication by Employee to Employee’s duties to the Company notwithstanding the proposal or occurrence of a Change in Control. The Board believes it imperative, should the Company receive any proposal from a third party, that Employee, without being influenced by the uncertainties of Employee’s own situation, be able to assess and advise the Board whether such proposals are in the best interest of the Company and its stockholders, and to enable Employee to take action regarding such proposals as the Board might determine to be appropriate. The Board also wishes to demonstrate to key personnel that the Company desires to enhance management relations and its ability to retain and, if needed, to attract new management, and intends to ensure that loyal and dedicated management personnel are treated fairly.

In view of the foregoing, the Company and Employee agree as follows:

1.	EFFECTIVE DATE AND TERM OF AGREEMENT.

This Agreement is effective and binding on the Company and Employee as of the date hereof; provided, however, that, subject to Section 2(d), the provisions of Sections 3 and 4 shall become operative only upon the Change in Control Date.

[1]	“Company” shall include the Company, any successor to the Company’s business and/or assets, and any party which executes and delivers the agreement required by Section 6(e) or which otherwise becomes bound by the terms and conditions of this Agreement by operation of law or otherwise.

2.	EMPLOYMENT OF EMPLOYEE.

(a) Except as provided in Sections 2(b), 2(c) and 2(d), nothing in this Agreement shall affect any right which Employee may otherwise have to terminate Employee’s employment, nor shall anything in this Agreement affect any right which the Company may have to terminate Employee’s employment at any time in any lawful manner.

(b) In the event of a Potential Change in Control, to be eligible to receive the benefits provided by this Agreement, Employee will not voluntarily leave the employ of the Company, and will continue to perform Employee’s regular duties and the services specified in the recitals of this Agreement until the Change in Control Date. Should Employee voluntarily terminate employment prior to the Change in Control Date, this Agreement shall lapse upon such termination and be of no further force or effect.

(c) If Employee’s employment terminates on or after the Change in Control Date as provided under Sections 3 and 4, the Company will provide to Employee the payments and benefits as provided in Sections 3 and 4.

(d) If Employee’s employment is terminated by the Company without Cause prior to the Change in Control Date but on or after a Potential Change in Control Date, subject to Section 4(d), then the Company will provide to Employee the payments and benefits described in Sections 3 and 4 unless the Company reasonably demonstrates that Employee’s termination of employment neither (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control nor (ii) arose in connection with or in anticipation of a Change in Control. Such payments and benefits will be paid within five (5) business days following the 60th day after the Employee’s Separation from Service except that the stock option and restricted stock acceleration benefits described in Section 4(a)(iii) shall be provided on the Change in Control Date. In the event that a Change in Control is not consummated, Employee shall return to the Company any payments and benefits provided to the Employee under this Section 2(d).

3.	TERMINATION FOLLOWING CHANGE IN CONTROL.

(a) If a Change in Control shall have occurred, Employee shall be entitled to the benefits provided in Section 4 upon the subsequent termination of Employee’s employment within the applicable period set forth in Section 4 unless such termination is due to Employee’s death, Retirement or Disability or is for Cause or is effected by Employee other than for Good Reason (as such terms are defined in Section 3(d)).

(b) If within eighteen (18) months after a Change in Control, Employee incurs a Separation from Service by reason of Employee’s death or Disability, Employee (or, if applicable, his or her estate) shall be entitled to death or long-term disability benefits from the Company no less favorable than the most favorable benefits to which Employee would have been entitled had the death or Disability occurred at any time during the period commencing one (1) year prior to the Change in Control. To the extent such benefits are taxable to Employee, the benefits provided during the calendar year shall not affect the benefits to be provided in any other calendar year and the benefits shall not be subject to liquidation or exchange for another benefit.

(c) If Employee’s employment shall be terminated by the Company for Cause or by Employee other than for Good Reason during the term of this Agreement, the Company shall pay Employee’s base salary through the date of termination at the rate in effect at the time notice of termination is given, and the Company shall have no further obligations to Employee under this Agreement.

(d) For purposes of this Agreement:

“Base Salary” shall mean the annual base salary paid to Employee immediately prior to a Change in Control, provided that such amount shall in no event be less than the annual base salary paid to Employee during the one (1) year period immediately prior to the Change in Control.

A “Change in Control” shall be deemed to have occurred if:

(i) Any individual or group constituting a “person”, as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act (other than (A) the Company or any of its subsidiaries or (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any of its subsidiaries), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors; or

(ii) Continuing Directors cease to constitute at least a majority of the Board; or

(iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction; or

(iv) all or substantially all of the assets of the Company are sold, liquidated or distributed;

provided, however, that a “Change in Control” shall not be deemed to have occurred under this Agreement if, prior to the occurrence of a specified event that would otherwise constitute a Change in Control hereunder, the disinterested Continuing Directors then in office, by a majority vote thereof, determine that the occurrence of such specified event shall not be deemed to be a Change in Control with respect to Employee hereunder if the Change in Control results from actions or events in which Employee is a participant in a capacity other than solely as an officer, employee or director of the Company.

“Change in Control Date” shall mean the date on which a Change in Control occurs.

“Cause” shall mean:

(i) The continued willful failure of Employee to perform Employee’s duties to the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to Employee by the Board or a committee thereof; or

(ii) The willful commission by Employee of a wrongful act that caused or was reasonably likely to cause substantial damage to the Company, or an act of fraud in the performance of Employee’s duties on behalf of the Company; or

(iii) The conviction of, or plea of nolo contendere by, Employee for commission of a felony, or plea of nolo contender by, in connection with the performance of Employee’s duties on behalf of the Company; or

(iv) The order of a federal or state regulatory authority having jurisdiction over the Company or its operations or by a court of competent jurisdiction requiring the termination of Employee’s employment by the Company.

“Continuing Directors” shall mean the directors of the Company in office on the date hereof and any successor to any such director who was nominated or selected by a majority of the Continuing Directors in office at the time of the director’s nomination or selection and who is not an “affiliate” or “associate” (as defined in Regulation 12B under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily to vote for the election of directors.

“Disability” shall mean Employee’s incapacity due to physical or mental illness such that Employee shall have become qualified to receive benefits under the Company’s long-term disability plan as in effect on the date of the Change in Control.

“Dispute” shall mean, in the case of termination of Employee’s employment for Disability or Cause, that Employee challenges the existence of Disability or Cause, and in the case of termination of Employee’s employment for Good Reason, that the Company challenges the existence of Good Reason for termination of Employee’s employment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Equivalent Position” shall mean an employment position that:

(i) is in a substantive area of competence (e.g., finance, accounting, legal, operations management or human resources) that is consistent with Employee’s experience and not materially different from the substantive area of competence of Employee’s position with the Company prior to the Change in Control;

(ii) requires that Employee serve in a role and perform duties that are functionally equivalent to the role and duties performed by Employee for the Company prior to the Change in Control;

(iii) carries a title that does not connote a lesser rank or corporate role than is connoted by Employee’s title with the Company prior to the Change in Control;

(iv) does not constitute a material, adverse change in Employee’s responsibilities or duties, when compare to Employee’s responsibilities or duties with the Company prior to the Change in Control;

(v) requires that Employee be deemed an executive officer (for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934) of a publicly-traded successor entity having net assets or annual revenues that are no less than those of the Company prior to the Change in Control; and

(vi) has Employee reporting directly to the Chief Executive Officer of the combined or acquiring company.

“Good Reason” shall mean:

(i) The assignment to Employee of a position, title, responsibilities or duties such that he no longer holds an Equivalent Position; or

(ii) A reduction of Employee’s total compensation as the same may have been increased from time to time after the Change in Control Date other than (A) a reduction implemented with the consent of Employee or (B) a reduction that is generally comparable (proportionately) to compensation reductions imposed on senior executives of the Company generally; or

(iii) The failure to provide to Employee the benefits and perquisites, including participation on a comparable basis in the Company’s stock option, incentive, and other similar plans in which employees of the Company of comparable title and salary grade participate, as were provided to Employee immediately prior to a Change in Control, or with a package of benefits and perquisites that are substantially comparable in all material respects to such benefits and perquisites provided prior to the Change in Control; or

(iv) The relocation of the office of the Company where Employee is providing Employee’s services to the Company immediately prior to the Change in Control Date (the “CIC Location”) to a location which is more than 50 miles away from the CIC Location or the Company’s requiring Employee to be based more than 50 miles away from the CIC Location (except for required travel on the Company’s business to an extent substantially consistent with Employee’s customary business travel obligations in the ordinary course of business prior to the Change in Control Date);

(v) The failure of the Company to obtain promptly upon any Change in Control the express written assumption of an agreement to perform this Agreement by any successor as contemplated in Section 6(e); or

(vi) The attempted termination of Employee’s employment for Cause on grounds insufficient to constitute a basis of termination for Cause under this Agreement; or

(vii) The failure of the Company to promptly make any payment into escrow when so required by Section 3(f).

Notwithstanding anything in this Agreement to the contrary, a termination for “Good Reason” shall not occur unless the Employee has provided written notice to the Company of the Employee’s intention to terminate employment and the specific reason(s) for such “Good Reason”. Following receipt of such written notice, the Company shall have the right, within fifteen (15) days of receiving such notice, to cure the circumstances giving rise to such “Good Reason”.

“Potential Change in Control” shall mean the earliest to occur of (a) the execution of an agreement or letter of intent, the consummation of the transactions described in which would result in a Change in Control, (b) the approval by the Board of a transaction or series of transactions, the consummation of which would result in a Change in Control, or (c) the public announcement of a tender offer for the Company’s voting stock, the completion of which would result in a Change in Control; provided, that no such event shall be a “Potential Change in Control” unless (i) in the case of any agreement or letter of intent described in clause (a), the transaction described therein is subsequently consummated by the Company and the other party or parties to such agreement or letter of intent and thereupon constitutes a “Change in Control”, (ii) in the case of any Board-approved transaction described in clause (b), the transaction so approved is subsequently consummated and thereupon constitutes a “Change in Control” or (iii) in the case of any tender offer described in clause (c), such tender offer is subsequently completed and such completion thereupon constitutes a “Change in Control”.

“Potential Change in Control Date” shall mean the date on which a Potential Change in Control occurs.

“Retirement” shall mean Employee’s actual retirement after reaching the normal or early retirement date provided for in the Company’s Retirement and Profit-Sharing Program as in effect on the date of Employee’s termination of employment.

“Separation from Service” shall have the meaning set forth in Section 409A of the Code.

(e) Any termination of employment by the Company or by Employee shall be communicated by written notice, specify the date of termination, state the specific basis for termination and set forth in reasonable detail the facts and circumstances of the termination in order to provide a basis for determining the entitlement to any payments under this Agreement.

(f) If within thirty (30) days after notice of termination is given, the party to whom the notice was given notifies the other party that a Dispute exists, the parties will promptly pursue resolution of such Dispute with reasonable diligence; provided, however, that pending resolution of any such Dispute, the Company shall pay 75% of any amounts which would otherwise be due Employee pursuant to Section 4 if such Dispute did not exist into escrow pending resolution of such Dispute and pay 25% of such amounts to Employee. Employee agrees to return to the Company any such amounts to which it is ultimately determined that he is not entitled. If, following a final, nonappealable determination that Employee is not entitled to retain all or any portion of this amount, Employee fails to return such excess amount, then Employee shall be required to pay the full costs of recovering such amount. Any escrowed amounts that are released shall otherwise be paid as required under this Agreement and, in no case, later than the end of the calendar year in which the Company and Employee enter into a legally binding settlement of such dispute, the Company concedes the amount is payable, or the Company is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.

4.	PAYMENTS AND BENEFITS UPON TERMINATION.

(a) If within eighteen (18) months after a Change in Control, the Company terminates Employee’s employment other than by reason of Employee’s death, Disability, Retirement or for Cause, or if Employee terminates Employee’s employment for Good Reason, then the Employee shall be entitled to the following payments and benefits following Employee’s Separation from Service:

(i) The Company shall pay to Employee as compensation for services rendered, no later than five (5) business days following the Release Deadline, a lump sum severance payment equal to 2.50 multiplied by the sum of: (A) Employee’s Base Salary; and (B) the greater of (x) the Employee’s most recently established target annual bonus under the Company’s Management Incentive Plan (the “MIP”) and (y) the average annual bonus that was paid to Employee in the three (3) fiscal years ending prior to the date of termination under the MIP. Notwithstanding the foregoing, if Employee has not completed at least three (3) full fiscal years of service with the Company prior to Employee’s termination date, then the amount determined in (y) above, shall be based on the average annual bonus for the number of full fiscal years Employee has completed.

(ii) The Company shall pay to Employee as compensation for services rendered, no later than five (5) business days following the Release Deadline, a lump sum payment equal to a pro rata portion (based on the number of days elapsed during the fiscal year and/or other bonus performance period in which the termination occurs) of Employee’s target bonus under the MIP for the fiscal year and for any other partially completed bonus performance period in which the termination occurs.

(iii) All waiting periods for the exercise of any stock options granted to Employee and all conditions or restrictions of any restricted stock granted to Employee shall terminate, and all such options shall be exercisable in full according to their terms, and the restricted stock shall be transferred to Employee as soon as reasonably practicable thereafter. In addition, all conditions or restrictions of any restricted stock units granted to Employee shall terminate, and the stock underlying such units shall be transferred to Employee within five (5) business following the Release Deadline.

(iv) Employee’s participation as of the date of termination in the life, medical/dental/vision and disability insurance plans and financial/tax counseling plan of the Company shall be continued on the same terms (including any cost sharing) as if Employee were an employee of the Company (or equivalent benefits provided) until the earlier of Employee’s commencement of substantially equivalent full-time employment with a new employer or twenty-four (24) months after the date of his or her Separation from Service; provided, however, that after the date of his or her Separation from Service, Employee shall no longer be entitled to receive Company-paid executive physicals or, upon expiration of the applicable memberships, Company-paid airline memberships. In the event Employee shall die before the expiration of the period during which the Company is required to continue Employee’s participation in such insurance plans, the participation of Employee’s surviving spouse and family in the Company’s insurance plans shall continue throughout such period.

Notwithstanding the foregoing, to the extent any of the foregoing benefits are not exempt from Section 409A of the Code, such benefits provided under this Section 4(a)(iv) during any calendar year shall not affect such benefits to be provided in any other calendar year and the right to such benefits shall not be subject to liquidation or exchange for another benefit. In addition, the premiums for any medical coverage provided through a self-insured plan under this Section 4(a)(iv) shall be taxable to Employee to the extent required to avoid the taxes imposed by Section 105(h) and Section 409A of the Code. To the extent any of the foregoing benefits are not exempt from Section 409A of the Code and are subject to the delay described in Section 4(c) hereof, except as would constitute a violation of Section 409A of the Code, Employee shall have the right to pay for and obtain such benefits during such delay period and shall be reimbursed by the Company for any such payments upon expiration of such delay period.

(v) Employee may elect within 90 days after his or her Separation from Service to purchase any automobile then in the possession of Employee and subject to a lease of which the Company is the lessor by payment to the Company of the residual value set forth in the lease, without any increase for remaining lease payments during the term or other lease breakage costs.

(vi) All payments and benefits provided under this Agreement shall be subject to applicable tax withholding.

(b) Following Employee’s termination of employment for any reason, the Company shall have the unconditional right to reduce any payments owed to Employee hereunder by the amount of any due and unpaid principal and interest on any loans by the Company to Employee and Employee hereby agrees and consents to such right on the part of the Company. Any loan offset made under this Section 4(b) shall be made at the same time the payments reduced hereunder would have otherwise been made and otherwise in a manner that would not result in the imposition of taxes to Employee under Section 409A of the Code. If it is not possible to make such offset without the imposition of taxes to Employee under Section 409A of the Code, such offset shall not be made.

(c) In the event this Agreement or any compensation or benefit paid to Employee hereunder is deemed to be subject to Section 409A of the Code, Employee and the Company agree to negotiate in good faith to adopt such amendments that are necessary to comply with Section 409A of the Code or to exempt such compensation or benefits from Section 409A. In addition, to the extent (i) any compensation or benefits to which Employee becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Employee is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such compensation or benefits shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. During any period compensation or benefits to Employee are deferred pursuant to the foregoing, Employee shall be entitled to interest on such deferral at a per annum rate equal to the highest rate of interest applicable to six (6)-month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such “separation from service.” Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum.

(d) Any payment pursuant to this Section 4 shall be conditioned upon the Employee signing and not revoking a release in the form attached as Exhibit A (the “Release”) not later than 60 days after the Employee’s Separation from Service (such 60th day, the “Release Deadline”). The Employee shall not be entitled to such payment, and no payment shall be made to the Employee, until after the Release Deadline and subject to the Release having become effective on or prior to the Release Deadline. The Company shall furnish such Release to the Employee in connection with the Employee’s Separation from Service. If the Employee has signed the Release prior to the time the Company so furnishes such Release to the Employee, the Employee will be required to again sign and not revoke the Release in connection with the Employee’s Separation from Service in order to receive payments hereunder (as described above), and the prior signed Release shall be null and void.

5.	LIMITATION ON PAYMENTS.

In the event that the payments and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s payments and benefits under this Agreement or otherwise payable to Employee shall be either delivered in full (without the Company paying any portion of the Excise Tax), or delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and benefits may subject to the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by a nationally-recognized independent public accounting firm designated by agreement between Employee and Company (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.

Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order as reasonably determined by the Accountants: (1) reduction of vesting acceleration of “out-of-the-money” stock options or stock appreciation rights, (2) reduction of cash payments; (3) reduction of non-cash/non-equity-based payments or benefits and (4) reduction of vesting acceleration of equity-based awards (other than “out-of-the-money” stock options or stock appreciation rights); provided, however, that any non-taxable payments or benefits shall be reduced last in accordance with the same categorical ordering rule. In the event items described in (2) or (3) are to be reduced, reduction shall occur in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first payment to be reduced (with reductions made pro-rata in the event payments are owed at the same time). In the event that acceleration of vesting of equity-based awards is to be reduced, such acceleration of vesting shall be cancelled in a manner such as to obtain the best economic benefit for Employee (with reductions made pro-rata if economically equivalent), as determined by the Accountants. In no event will Employee exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this Section 5.

6.	GENERAL.

(a) Employee shall retain in confidence under the conditions of the Company’s confidentiality agreement with Employee any proprietary or other confidential information known to Employee concerning the Company and its business so long as such information is not publicly disclosed and disclosure is not required by an order of any governmental body or court. If required, Employee shall return to the Company any memoranda, documents or other materials proprietary to the Company.

(b) While employed by the Company and following the termination of such employment after a Change in Control for a period of two (2) years, Employee shall not, whether for Employee’s own account or for the account of any other individual, partnership, firm, corporation or other business organization, intentionally solicit, endeavor to entice away from the Company or a subsidiary of the Company (each, a “Protected Party”), or otherwise interfere with the relationship of a Protected Party with, any person who is employed by a Protected Party or any person or entity who is, or was within the then most recent twelve (12) month period, a customer or client of a Protected Party.

Employee acknowledges that a breach of any of the covenants contained in this Section 6(b) may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Company may be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Section 6(b) or such other relief as may be required to specifically enforce any of the covenants in this Section 6(b). Employee agrees to and hereby does submit to in personam jurisdiction before each and every such court in the State of California, County of Santa Clara, for that purpose. This Section 6(b) shall survive any termination of this Agreement.

(c) If litigation is brought by Employee to enforce or interpret any provision contained in this Agreement, the Company shall indemnify Employee for Employee’s reasonable attorney’s fees and disbursements incurred in such litigation and pay prejudgment interest on any money judgment obtained by Employee calculated at the prime rate of interest in effect from time to time at the Bank of America, San Francisco, from the date that payment should have been made under the Agreement, provided that Employee shall not have been found by the court in which such litigation is pending to have had no cause in bringing the action, or to have acted in bad faith, which finding must be final with the time to appeal therefrom having expired and no appeal having been taken. Any payment made pursuant to this Section 6(c) shall be made promptly and no later than the end of the calendar year in which such fees or disbursements were incurred or in which such judgment was obtained, as applicable.

(d) Except as provided in Section 4, the Company’s obligation to pay to Employee the compensation and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against Employee or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Subject to Section 4(a)(iv), Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

(e) The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, by written agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(f) This Agreement shall inure to the benefit of and be enforceable by Employee’s heirs, successors and assigns. If Employee should die while any amounts would still be payable to Employee hereunder if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s heirs, successors and assigns.

(g) For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	If to the Company:

____________	Varian Medical Systems, Inc.
____________	3100 Hansen Way
____________	Palo Alto, CA 94304-1000
Attn: Vice President, Human Resources

or to such other address as either party furnishes to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(h) This Agreement shall constitute the entire agreement between Employee and the Company concerning the subject matter of this Agreement.

(i) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to the provisions, principles or policies thereof relating to choice or conflict of laws. The invalidity or unenforceability of any provision of this Agreement in any circumstance shall not affect the validity or enforceability of such provision in any other circumstance or the validity or enforceability of any other provision of this Agreement, and, except to the extent such provision is invalid or unenforceable, this Agreement shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Section 6(i) shall survive any termination of this Agreement.

(j) This Agreement may be amended or terminated by the Company pursuant to a resolution adopted by the Board at any time prior to a Potential Change in Control Date. After a Change in Control Date or a Potential Change in Control Date, this Agreement may only be amended or terminated in writing with the consent of Employee.

(k) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties acknowledge that they have read and understand the terms of this Agreement and have executed this Agreement to be effective as of                     .

VARIAN MEDICAL SYSTEMS, INC.	EMPLOYEE

By:	[Name]
Title: